Exhibit 99.1

Tel-Instrument Electronics Corp. Announces Receipt of an Additional $1.24 Million of CRAFT Delivery Orders

East Rutherford, NJ – October 29, 2013 – Tel-Instrument Electronics Corp. (“Tel” or “Company”) (NYSE MKT: TIK) announced today that it has received three additional delivery orders from the U.S. Navy totaling $1,244,385 for the CRAFT program.

These new orders are for 36 AN/USM-708 and AN/USM-719 Mode 5 IFF test sets and are associated with the $9.5 million five year indefinite-delivery/indefinite-quantity (“IDIQ”) contract announced last week. With the three delivery orders announced last week, the U.S. Navy has placed orders for 129 CRAFT test sets at a total value of $4,083,485. This IDIQ contract is in support of the U.S. Navy, U.S. Marine Corps, U.S. Army and various Foreign Military Sales customers under the Foreign Military Sales program.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com